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                                                                EXHIBIT 23.2




                      Consent of Coopers & Lybrand, L.L.P.



We consent to incorporation by reference in Registration Statement (Form S-4), of our report dated January 16, 1997, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, which report appears in the 1996 Annual Report on Form 10-K of FirstMerit Corporation, as amended by Form 10-K/A filed on April 30, 1997. We also consent to the reference to our firm under the caption "Expert."




/s/ Coopers & Lybrand L.L.P.

Akron, Ohio
January 8, 1998